Exhibit 99.1

Investors: Diamond Foods Linda Segre SVP, Corporate Strategy (415) 230-7952 lsegre@diamondfoods.com	Media: Sard Verbinnen & Co for Diamond Foods Paul Kranhold/Lucy Neugart (415) 618-8750 pkranhold@sardverb.com lneugart@sardverb.com

Diamond Foods Reports Fourth Quarter and Full Year Fiscal 2012 Financial Results

•	Net sales in the fourth quarter was $223.9 million and $981.4 million for the fiscal year

•	Gross margin in the fourth quarter was 18.9 percent and 18.3 percent for the fiscal year

•	GAAP net loss in the fourth quarter was $32.9 million and $86.3 million for the fiscal year

•	Adjusted EBITDA in the fourth quarter was $21.8 million and $79.4 million for the fiscal year

SAN FRANCISCO, CA, December 7, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2012 fourth quarter and full year ended July 31, 2012.

In the fourth quarter 2012, GAAP net loss was $32.9 million and GAAP fully diluted loss per share was $1.52. Diamond incurred $10.0 million for selling, general and administrative (“SG&A”) costs primarily related to audit committee investigation, restatement, and related expenses. The Company also incurred a $10.4 million charge related to a change in the fair value of the Oaktree warrant liability and a $10.1 million charge related to asset impairment associated with the closure of the Fishers, Indiana plant during the quarter. Excluding these charges, non-GAAP net income declined 80 percent from the prior year’s quarter to $1.0 million and non-GAAP fully diluted earnings per share declined 78 percent from the prior year’s quarter to $0.05.

For the twelve months ended July 31, 2012, GAAP net loss was $86.3 million, and GAAP fully diluted loss per share was $3.98. During the fiscal year, Diamond incurred $30.6 million for certain SG&A costs primarily related to audit committee investigation, restatement, and related charges. The Company also incurred a $10.4 million charge related to a change in the fair value of the

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Oaktree warrant liability and a $10.1 million charge related to asset impairment at the Fishers, Indiana plant during the year. Excluding these charges, non-GAAP net income declined 68 percent from the prior year period to $12.7 million and non-GAAP fully diluted EPS declined 67 percent to $0.58.

“Diamond continues to make progress towards implementing our recently announced cost savings and operational effectiveness initiatives,” said Diamond’s Chief Executive Officer Brian J. Driscoll. “The 2012 financial results do not reflect our recent change in strategic direction with a focus on sustainable growth of our brands based on innovation and differentiation, improving our cost structure and rebuilding our walnut supply. Diamond is moving aggressively to execute against our objectives as we seek to better position the Company for long-term success.”

Financial Review

Net sales during the quarter decreased 5 percent to $224.0 million. Total retail net sales grew 9 percent to $210.1 million and snack net sales grew 8 percent to $159.2 million in the quarter, driven by increases in Emerald sales. Non-retail net sales totaled $13.9 million for the quarter compared to $10.9 million in the third quarter of fiscal 2012 and $41.8 million in the fourth quarter a year ago.

Full fiscal year net sales increased 2 percent to $981.4 million. Total retail net sales grew 10 percent to $898.6 million and snack net sales grew 9 percent to $605.8 million, driven by increases in Emerald sales. Non-retail net sales totaled $82.8 million for the full fiscal year compared to $149.9 million a year ago.

Gross profit as a percentage of net sales was 18.9 percent for the fourth quarter and 18.3 percent for the full year as compared to 20.8 percent and 22.4 percent in the prior year periods.

SG&A expenses were $33.6 million during the quarter compared to $25.9 million in the prior year period. For the full fiscal year, SG&A was $130.6 million, or 13.3 percent of net sales compared to $97.5 million or 10.1 percent of net sales in the prior year period. Included in the fourth quarter and the full fiscal year 2012 SG&A expenses were $10.0 million and $30.6 million, respectively, of SG&A expenses related primarily to audit committee investigation, restatement, and related expenses.

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Advertising expense was $6.4 million during the fourth quarter compared to $10.7 million in the prior year period. For the full fiscal year, advertising expense was $37.9 million or 3.9 percent of net sales, a decrease of $7.1 million compared to the prior year.

The Company reviewed assets at the Fishers, Indiana location that either are not currently being utilized or will not be utilized for its remaining life. As a result of this review, the Company recorded asset impairment charges of $10.1 million in the fourth quarter.

The Oaktree warrant is accounted for as a derivative liability that must be marked to market every reporting period. Any gain or loss based on the change in value of the warrant is recognized in earnings. The warrant value is determined using a Black-Scholes option model. The Company recognized in the fourth quarter a $10.4 million loss on the warrant largely due to the value of the warrant liability increasing because of a change in the probability of the special redemption.

Net interest expense was $14.0 million in the fourth quarter compared to $5.9 million in the prior year period. The increase in interest was due to higher interest rates associated with the amended bank credit facility and the Oaktree debt, as well as the increase in total debt outstanding compared to the prior year period. Furthermore, net interest expense includes certain third party costs related to the Oaktree transaction and the bank facility amendment. Net interest expense incurred in the full fiscal year was $34.0 million compared to $23.9 million in the prior year.

On a non-GAAP basis in the fourth quarter, the Company recorded a tax benefit of $1.7 million, based on a pre-tax non-GAAP loss of $0.6 million. The tax benefit reflects the year end actual tax rate applied compared to the cumulative tax rate in the first three quarters of fiscal 2012, including the effect of certain jurisdictional tax rate differences. When reported for the full fiscal year, an effective tax rate of negative 23.1 percent applies to the non-GAAP taxable income, resulting in a net tax benefit. On a GAAP basis, the effective tax rate was almost zero percent for the fourth quarter and 2 percent for the full fiscal year.

Capital expenditures were $4.4 million for the fourth quarter and $45.0 million for the fiscal year. The U.K. and Beloit, Wisconsin Kettle expansions were completed in the fall of 2011 and spring of 2012, respectively.

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Adjusted EBITDA was $21.8 million in the fourth quarter and $79.4 million in the full fiscal year 2012, which compares to $21.5 million and $109.7 million in the prior year periods, respectively. Please refer to page 8 for a reconciliation of non-GAAP information.

Cash and availability on Diamond’s bank revolving line of credit on November 30, 2012 was approximately $88 million.

Conference Call

Diamond plans to hold a conference call upon filing of its Quarterly Report on Form 10-Q for the quarter ended October 31, 2012, which the Company plans to file as soon as practicable.

To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

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Financial Summary

Net Sales by Product Line:

	Three months ended July 31,			Twelve months ended July 31,
(in thousands)	2012	2011	% Prior Year	2012	2011	% Prior Year
Snack	$159,228	$147,637	8%	$605,821	$553,676	9%
Culinary / Domestic	50,840	45,277	12%	292,756	263,161	11%
In-shell

Total Retail	210,068	192,914	9%	898,577	816,837	10%

International Non-Retail	4,564	29,841	(85)%	51,208	119,017	(57)%
N. American Ingredient / Food Service / Other	9,357	11,961	(22)%	31,633	30,834	3%

Total Non-Retail	13,921	41,802	(67)%	82,841	149,851	(45)%

Total	$223,989	$234,716	(5)%	$981,418	$966,688	2%

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Summarized Statement of Operations:

	Three months ended July 31,		Twelve months ended July 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$223,989	$234,716	$981,418	$966,688
Cost of sales	181,725	185,815	801,697	750,209

Gross profit	42,264	48,901	179,721	216,479
Operating expenses:
Selling, general and administrative	33,580	25,936	130,599	97,506
Advertising	6,379	10,673	37,933	45,035
Acquisition and integration related expenses	693	12,802	41,334	20,350
Loss on warrant liability	10,360	—	10,360	—
Asset impairment	10,132	—	10,132	—

Total operating expenses	61,144	49,411	230,358	162,891

Income (loss) from operations	(18,880)	(510)	(50,637)	53,588
Interest expense, net	14,043	5,868	33,976	23,918

Income (loss) before income taxes	(32,923)	(6,738)	(84,613)	29,670
Income taxes (benefit)	13	(9,212)	1,723	3,103

Net income (loss)	(32,936)	$2,834	(86,336)	$26,567

Earnings (loss) per share:
Basic	$(1.52)	$0.13	$(3.98)	$1.21
Diluted	$(1.52)	$0.12	$(3.98)	$1.17
Shares used to compute earnings (loss) per share:
Basic	21,733	21,652	21,692	21,577
Diluted	21,733	22,569	21,692	22,233

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Summarized Balance Sheet Data:

	July 31,
(in thousands)	2012	2011
Cash and cash equivalents	$3,291	$3,112
Trade receivables, net	85,041	98,275
Inventories	165,708	153,534
Current assets	278,196	299,999
Property, plant and equipment, net	146,944	134,275
Other intangible assets, net	437,021	450,855
Goodwill	403,158	409,735
Total assets	1,299,349	1,322,907
Current liabilities	216,609	247,553
Total debt	605,047	531,701
Shareholder’s equity	324,794	420,495

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Non-GAAP Financial Information

Reconciliation of income (loss) before income taxes to non-GAAP EPS:

	Three months ended July 31,		Twelve months ended July 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
GAAP income (loss) before income taxes	$(32,923)	$(6,378)	$(84,613)	$29,670
Adjustments to remove the effect of:
Asset impairments	10,132	—	10,132	—
Loss on warrant liability	10,360	—	10,360	—
Certain selling, general and administrative expenses(1)	10,043	—	30,632	—
Forbearance fee	438	—	1,444	—
Retention stock-based compensation	613	—	1,059	—
Costs associated with acquisitions and integrations	694	12,802	41,334	20,350

Non-GAAP income (loss) before income taxes	(643)	6,424	10,348	50,020

GAAP income taxes (benefit)	13	(9,212)	1,723	3,103
Tax effect of Non-GAAP adjustments	(1,691)	10,441	(4,111)	7,018

Non-GAAP income taxes (benefit)	(1,678)	1,229	(2,388)	10,121
Non-GAAP net income	1,035	$5,195	12,736	$39,899

Non-GAAP EPS-diluted	$0.05	$0.23	$0.58	$1.76
Shares used in computing Non-GAAP EPS-diluted	22,116	22,956	22,078	22,634

(1)	Related primarily to audit committee investigation, restatement, and related expenses.

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Reconciliation of US GAAP net income (loss) to Adjusted EBITDA:

	Three months ended July 31,		Twelve months ended July 31,
(in thousands)	2012	2011	2012	2011
Net income (loss)	(32,936)	$2,834	(86,336)	$26,567
Income taxes (benefit)	13	(9,212)	1,723	3,103

Income (loss) before income taxes	(32,923)	(6,378)	(84,613)	29,670
Interest expense, net	14,043	5,868	33,976	23,918

Income (loss) from operations	(18,880)	(510)	(50,637)	53,588
Asset impairments	10,132	—	10,132	—
Loss on warrant liability	10,360	—	10,360	—
Certain selling, general and administrative expenses(1)	10,043	—	30,632	—
Stock-based compensation	2,064	2,072	9,206	7,687
Costs associated with acquisitions and integrations	693	12,802	41,334	20,350
Depreciation and amortization	7,423	7,128	28,347	28,116

Adjusted EBITDA	$21,835	$21,492	$79,374	$109,741

(1)	Related primarily to audit committee investigation, restatement, and related expenses.

About Diamond’s non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing

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performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:

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In the fourth quarter of fiscal 2012, $10.1 million in expenses were incurred due to Fishers, Indiana plant asset impairment, $10.4 million due to a loss on Oaktree warrant liability, $10.0 million due to SG&A expenses related primarily to audit committee investigation, restatement, and related expenses, $0.4 million in forbearance fee, $2.1 million in stock-based compensation, of which, $0.6 million is retention stock-based compensation, and $0.7 million primarily due to the proposed acquisition of Pringles.

•	In the fourth quarter of fiscal 2011, $12.8 million in expenses were incurred primarily due to the proposed acquisition of Pringles, and $2.1 million in stock-based compensation.

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In the full year fiscal 2012, $10.1 million in expenses were incurred due to Fishers, Indiana plant asset impairment, $10.4 million due to a loss on Oaktree warrant liability, $30.6 million due to SG&A expenses related primarily to audit committee investigation, restatement, related expenses, $1.4 million in forbearance fee, $9.2 million in stock-based compensation, of which, $1.1 million is retention stock-based compensation, and $41.3 million primarily due to the integration of Kettle and the proposed acquisition of Pringles.

•	In the full year fiscal 2011, $20.4 million in expenses were incurred primarily due to the integration of Kettle and the proposed acquisition of Pringles, and $7.6 million in stock-based compensation.

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Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned asset impairment expense, Oaktree warrant liability expenses, SG&A expenses primarily related to audit committee investigation, restatement and related expenses, and Kettle integration and Pringles acquisition expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

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Diamond’s management uses non-GAAP financial measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and other amounts required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view Diamond’s business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements

This press release includes forward-looking statements, including statements about our financial filings and recent change in strategic focus, as well as suggestions about future financial and operating performance and results that may be implicit in summaries of recent results. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this press release and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: uncertainty about the ability to file future

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periodic reports on a timely basis, and any resulting delisting of Diamond’s common stock on the Nasdaq Stock Market; risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; increase in the cost of our debt; ability to raise additional capital and possible dilutive impact of raising such capital; risks relating to litigation and regulatory proceedings; uncertainties relating to relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

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About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold.

Corporate Web Site: www.diamondfoods.com

The Diamond Foods, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=6112

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